EXHIBIT 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-000000) and related prospectus of Reliance Steel & Aluminum Co. for the registration of 2,248,296 shares of its common stock and to the incorporation by reference therein of our report dated May 12, 2005, with respect to the consolidated financial statements and schedule of Earle M. Jorgensen Company included in its Annual Report (Form 10-K) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orange County, California
March 30, 2006